EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77D:
  Policies with respect to security investments.

EXHIBIT B:
  Attachment to item 77Q1:
  Exhibits
 - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

EXHIBIT A:
ITEM 77D

POLICIES WITH RESPECT TO SECURITY INVESTMENTS

	The investment policy of Gabelli Gold Fund, Inc. (the
"Fund") has been changed, effective May 15, 2003 to allow the Fund to invest up to 30% of its net assets in gold bullion.



EXHIBIT B:
GABELLI GOLD FUND, INC.
ITEM 77Q1(b)

COPIES OF TEXT OF ANY PROPOSAL DESCRIBED IN ANSWER TO 77D

RESOLVED,	That the Board Members hereby approve the
change in the Investment Policy permitting the Fund to invest up to 30% of its assets in gold bullion.